UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ALLIANCE BANCORP, INC. OF PENNSYLVANIA
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

541 Lawrence Road

Broomall, Pennsylvania  19008

(610) 353-2900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2007

Our Annual Meeting of Stockholders will be held at the Drexelbrook Conference Center located at 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania on Wednesday, April 25, 2007, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.                                       To elect three directors for a three-year term or until their successors are elected and qualified;

2.                                       To ratify the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2007; and

3.                                       To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

You are entitled to notice of and to vote at the Annual Meeting and at any adjournment of the Annual Meeting if you were a stockholder of record as of the close of business on March 12, 2007, the voting record date.

BY ORDER OF THE BOARD OF DIRECTORS

Kathleen P. Lynch
Corporate Secretary

March 30, 2007

Broomall, Pennsylvania

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THIS ANNUAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

April 25, 2007

This proxy statement is being furnished to the stockholders of the Alliance Bancorp, Inc. of Pennsylvania (the “Corporation”).  Proxies are being solicited on behalf of our board of directors for use at the Annual Meeting of Stockholders to be held at the Drexelbrook Conference Center located at 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania, on Wednesday, April 25, 2007, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders.  This proxy statement is first being mailed to stockholders on or about March 30, 2007.

On January 30, 2007, Alliance Bank (the “Bank”) completed its reorganization (“Reorganization”) to a mid-tier holding company structure and the sale by the Corporation of shares of its common stock (the “Offering”).  In the Reorganization and Offering, the Corporation sold 1,807,339 shares of common stock at a purchase price of $10.00 per share and issued 5,417,661 shares of common stock in exchange for former outstanding shares of the Bank.  Each share of the Bank’s common stock was converted into 2.09945 shares of the Corporation.

ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of Annual Meeting on the cover page of this proxy statement, including the election of directors and ratification of our independent registered public accounting firm. In addition, management will report on the performance of the Bank and respond to questions from stockholders.

Who is entitled to vote?

Only our stockholders of record as of the close of business on the record date for the Annual Meeting, March 12, 2007, are entitled to vote at the Annual Meeting. On the record date, we had 7,225,000 shares of common stock issued and outstanding and no other class of equity securities outstanding.  For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy.

How do I submit my proxy?

After you have carefully read this proxy statement, indicate on your proxy card how you want your shares to be voted.  Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible.  This will enable your shares to be represented and voted at the Annual Meeting.

If my shares are held in street name by my broker, could my broker automatically vote my shares for me?

Yes, because of the matters to be voted on at the Annual Meeting your broker may vote in his or her discretion on the election of directors and ratification of the independent registered public accounting firm if you do not furnish instructions.

Can I attend the Annual Meeting and vote my shares in person?

Yes.  All stockholders are invited to attend the Annual Meeting.  Stockholders of record can vote in person at the Annual Meeting.  If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes.  If you have not voted through your broker or other nominee, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•                               First, you may send a written notice to the Corporate Secretary of Alliance Bancorp, Inc. of Pennsylvania, 541 Lawrence Road, Broomall, Pennsylvania 19008-3599, stating that you would like to revoke your proxy.

•                               Second, you may complete and submit a new proxy form.  Any earlier proxies will be revoked automatically.

•                               Third, you may attend the Annual Meeting and vote in person.  Any earlier proxy will be revoked.  However, attending the Annual Meeting without voting in person will not revoke your proxy.

If you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

What are the board of directors’ recommendations?

The recommendations of the board of directors are set forth under the description of each proposal in this proxy statement.  In summary, the board of directors recommends that you vote FOR the nominees for director described herein and FOR ratification of the appointment by the audit committee of the board of directors of Deloitte & Touche LLP for 2007.

The proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with your instructions contained in the proxy.  If no contrary instructions are given, each proxy signed and received will be voted in the manner recommended by the board of directors and, upon the transaction of such other business as may properly come before the Annual Meeting, in accordance with the best judgment of the persons appointed as proxies.  Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment of the Annual Meeting and will not be used for any other meeting.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast with a quorum present.  The three persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the Annual Meeting will be elected directors.  The affirmative vote of a majority of the total votes present in person and by proxy is required for approval of the proposal to ratify the appointment of the independent auditors.  Abstentions are considered in determining the presence of a quorum, but will not affect the plurality vote required for the election of directors or the proposal to ratify the appointment of the independent registered public accountants. The proposals to elect directors and ratify to the appointment of the independent auditors are considered “discretionary” items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.  As a result, there will be no “broker non-votes” at this meeting.

The Corporation is a majority-owned subsidiary of Alliance Mutual Holding Company (the “MHC”), which owns 55.0% of the outstanding common stock as of the voting record date.  Because the MHC intends to vote its shares in favor of each of the above proposals, a quorum is assured at the Annual Meeting and each of the proposals are assured of obtaining the necessary votes for approval.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as to the common stock beneficially owned as of March 12, 2007, the voting record date, by the only persons or entities known to the Corporation to be the beneficial owners of more than 5% of the common stock and by all directors and executive officers of the Corporation as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Alliance Mutual Holding Company 541 Lawrence Road Broomall, Pennsylvania 19008-3599	3,973,750		55.0%

All directors, nominees for director and executive officers of the Corporation as a group (11 persons)	207,309	(1)	2.9%

(1)                                  Includes, in the case of all directors and executive officers of the Corporation as a group, 40,664 shares of common stock which are held by the trust established pursuant to the Corporation’s Employee Stock Ownership Plan (“ESOP”), which have been allocated to the accounts of participating employees and consequently will be voted at the Annual Meeting by such participating employees.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR, CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors

Our Bylaws provide that the board of directors shall be divided into three classes as nearly equal in number as possible, and that the members of each class shall be elected for terms of three years and until their successors are elected and qualified, with one of the three classes of directors to be elected each year.  The number of directors currently authorized by resolution of the Board is ten.

At the Annual Meeting, you will be asked to elect one class of directors, consisting of three directors, for a three-year term expiring in 2010, and until their successors are elected and qualified.

There are no arrangements or understandings between the persons named and any other person pursuant to which such person was selected as a nominee for election as a director at the Annual Meeting and no director or executive officer is related to any other director or executive officer of the Corporation by blood, marriage or adoption.

If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by the board of directors of the Corporation.  At this time, the board of directors knows of no reason why any of the nominees may not be able to serve as a director if elected.

The following tables present information concerning each nominee for director and each director continuing in office, and reflects his tenure as a director of the Corporation and the number of shares of common stock beneficially owned by each such person as of the voting record date.

Nominees for Director for Three-year Term Expiring in 2010

				Common Stock Beneficially Owned as of
		Position with	Director	March 12, 2007(2)
Name	Age(1)	the Corporation	Since	No.		%

James S. Carr	59	Director	1996	23,240	(3)	*
G. Bradley Rainer	59	Director	2003	6,466	(4)	*
R. Cheston Woolard	54	Director	2004	3,597	(5)	*

THE BOARD OF DIRECTORS RECOMMENDS THAT THE ABOVE
NOMINEES BE ELECTED AS DIRECTORS.

Directors Whose Terms Are Continuing

Directors Whose Terms Expire in 2009

		Position with	Director	Common Stock Beneficially Owned as of March 12, 2007(2)
Name	Age(1)	the Corporation	Since	No.		%

J. William Cotter, Jr.	63	Director	1986	28,982	(6)	*
William E. Hecht	59	Chairman of the Board	1988	57,205	(7)	*
John A. Raggi	63	Director	1992	9,023	(8)	*

Directors Whose Terms Expire in 2008

		Position with	Director	Common Stock Beneficially Owned as of March 12, 2007(2)
Name	Age(1)	the Corporation	Since	No.		%

Dennis D. Cirucci	56	Director; President and Chief Executive Officer	1995	40,017	(9)	*
Philip K. Stonier	67	Director	2002	4,686	(10)	*
Timothy E. Flatley	47	Director	2005	2,989	(11)	*
Peter J. Meier	52	Director; Executive Vice President and Chief Financial Officer	2005	20,388	(12)	*

*      Represents less than 1.0% of the issued and outstanding common stock.

(1)                                  Age as of December 31, 2006.

(2)                                  Based on information furnished by the respective individuals.  Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she, directly or indirectly, has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(3)                                  Includes 7,453 shares held jointly with Mr. Carr’s spouse and 2,561 shares held in the trust established pursuant to the Directors’ Retirement Plan (the “Retirement Plan”).

(4)                                  Includes 419 shares held jointly with Mr. Rainer’s spouse, 2,099 shares held by Mr. Rainer’s spouse, 419 shares held in an Individual Retirement Account (“IRA”) for the benefit of Mr. Rainer and 529 shares held in the trust established pursuant to the Retirement Plan.

(footnotes continued on next page)

(5)                                  Includes 3,215 shares held jointly with Mr. Woolard’s spouse and 382 shares held in the trust established pursuant to the Retirement Plan.

(6)                                  Includes 1,049 shares held for Mr. Cotter’s children under the Pennsylvania Uniform Gift to Minors Act, 661 shares held in a simplified employee pension program, 5,179 shares held in an IRA for the benefit of Mr. Cotter, 7,146 shares held in the trust established pursuant to the Retirement Plan, 2,099 shares held in Mr. Cotter’s family living trust, 661 shares held in an IRA for the benefit of Mrs. Cotter and 12,187 shares held jointly with Mrs. Cotter.

(7)                                  Includes 14,047 shares held in the Corporation’s ESOP, 251 shares held in the trust established pursuant to the Retirement Plan and 42,907 shares held jointly with Mr. Hecht’s spouse.

(8)                                  Includes 2,099 shares held in an IRA for the benefit of Mr. Raggi, 4,463 shares held in the trust established pursuant to the Retirement Plan and 2,000 shares held jointly with Mr. Raggi’s spouse.

(9)                                  Includes 13,883 shares held in the Corporation’s ESOP and 26,134 shares held in the Bank’s Profit Sharing and 401(k) Plan.

(10)                            Includes 2,099 shares held in an IRA for the benefit of Mr. Stonier and 587 shares held in the trust established pursuant to the Retirement Plan.

(11)                            Includes 1,049 shares held jointly with Mr. Flatley’s spouse, 629 shares held in an IRA for the benefit of Mr. Flatley, 1,049 shares held in a simplified employee pension program and 262 shares held in the trust established pursuant to the Retirement Plan.

(12)                            Includes 2,754 shares held jointly with Mr. Meier’s spouse, 7,637 shares held in the Corporation’s ESOP and 9,997 shares held in the Bank’s Profit Sharing and 401(k) Plan.

Set forth below is a brief description of the background of each director of the Corporation or nominee for director for at least the last five years.

James S. Carr. Mr. Carr is the sole proprietor of James S. Carr, A.I.A. and Associates, an architectural and land planning company, and is a partner in the firm of Carr and Lang Architects, located in Boca Raton, Florida.  From 1994 to 1995, Mr. Carr was a senior partner in the national architectural firm The Martin Organization.

Dennis D. Cirucci.  Mr. Cirucci has been the Chief Executive Officer of the Bank since April 2005 and President of the Bank since April 2003.  Mr. Cirucci was also the Chief Operating Officer of the Bank between April 1997 and April 2005 and Executive Vice President of the Bank between April 1997 and April 2003.  Between January 1993 and April 1997, Mr. Cirucci was the Executive Vice President, Treasurer and Chief Financial Officer.  Between 1983 and 1993, Mr. Cirucci was the Bank’s Treasurer and Chief Financial Officer.  Prior thereto, Mr. Cirucci was employed as a certified public accountant with the accounting firm of Deloitte & Touche LLP.

J. William Cotter, Jr.  Mr. Cotter has been the Managing Officer of T.A. Title Insurance Co., Media, Pennsylvania, since 1979.  T.A. Title Insurance Co. provides title services in the Commonwealth of Pennsylvania and five other states.

Timothy E. Flatley.  Mr. Flatley has been the President, Owner and Founder of Sterling Investment Advisors, Ltd. since 2000.

William E. Hecht.  Mr. Hecht has been the Chairman of the Board since April 2000.  Mr. Hecht was the Chief Executive Officer of the Bank between January 1990 and April 2005.  Mr. Hecht was also the President of the Bank between January 1, 1990 and April 2003.  Prior thereto, Mr. Hecht was a Senior Vice President and served the Bank in various positions beginning in 1972.

Peter J. Meier.  Mr. Meier has been the Executive Vice President of the Bank since April 2003 and Chief Financial Officer of the Bank since April 1997.  Mr. Meier was also a Senior Vice President of the Bank between April 1997 and April 2003.  He joined the Bank in 1995 as Vice President of Finance.  Prior to joining the Bank, Mr. Meier was employed by other financial institutions and also worked at Deloitte & Touche LLP in public accounting specializing in financial institutions.  Mr. Meier is a CPA licensed to practice in the Commonwealth of Pennsylvania.

John A. Raggi.  Mr. Raggi has been the Vice President of Sales, Alcom Printing Group, Broomall, Pennsylvania, since 1962.

G. Bradley Rainer.  Mr. Rainer has been a principal in the law firm of Eckell, Sparks, Levy, Auerbach, Monte, Rainer & Sloane, P.C., Media, Pennsylvania since 1993.  Mr. Rainer practices primarily in the business and estate planning areas. Mr. Rainer is also an adjunct professor at Temple University School of Law, where he teaches Transactional Practice, a seminar course integrating business law, trusts and estates law and professional responsibility.

Philip K. Stonier.  Mr. Stonier has been self-employed as an Individual Practitioner Business Consultant and Tax Preparer since June 2000.  Prior thereto, Mr. Stonier was a Treasurer, Financial Vice President and Chief Operating Officer for A&L Handles, Inc., Pottstown, Pennsylvania since 1981.  A&L  Handles, Inc. develops and manufactures caps and handles for tools.  Prior to 1981, Mr. Stonier served as a partner in a small accounting firm.  Mr. Stonier is a CPA licensed to practice in the Commonwealth of Pennsylvania.

R. Cheston Woolard.  Mr. Woolard is the managing partner of Woolard, Krajnik, Masciangelo, LLP, a certified public accounting firm with offices in Montgomery and Chester Counties, Pennsylvania. Mr. Woolard is a member of the American and Pennsylvania Institutes of Certified Public Accountants and the Affordable Housing Association of Certified Public Accountants.

Executive Officer Who Is Not A Director

The following table sets forth certain information with respect to the only person who serves as an executive officer of the Corporation and who is not a director of the Corporation.  There are no arrangements or understandings between the Corporation and such person pursuant to which such person was elected an executive officer of the Corporation and such officer is not related to any director or other officer of the Corporation by blood, marriage or adoption.

			Common Stock Beneficially Owned as of March 12, 2007(2)
Name	Age(1)	Positions	No.		%

Suzanne J. Ricci	38	Senior Vice President and Chief Technology Officer	10,716	(3)	*

*      Represents less than 1.0% of the issued and outstanding common stock.

(1)                                  Age as of December 31, 2006.

(2)                                  Based on information furnished by the respective individual.  Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she, directly or indirectly, has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(3)                                  Includes 5,097 shares held in the Corporation’s ESOP and 5,619 shares held in the Bank’s Profit Sharing and 401(k) Plan.

Set forth below is a brief description of the background of Mrs. Ricci for at least the last five years.

Suzanne J. Ricci. Mrs. Ricci has been the Chief Technology Officer and Senior Vice President of the Bank since April 2004.  Mrs. Ricci was also a Vice President of the Bank and served the Bank in various positions beginning in 1990.

Stockholder Nominations

Article II, Section 14 of our Bylaws governs nominations for election to the board of directors, and requires all nominations for election to the board other than those made by the board to be made by a stockholder who has complied with the notice provisions in that section.  Written notice of a stockholder nomination must be delivered to the Secretary of the Corporation not later than five days prior to the annual meeting of our stockholders.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the board of directors at annual meetings of stockholders, we expect that our directors will attend, absent a valid reason for not doing so.  In 2006, all of our directors attended our annual meeting of stockholders.

Board Meetings and Committees of the Board of Directors

Regular meetings of the board of directors of the Bank are held on a monthly basis and special meetings of the board of directors of the Bank are held from time-to-time as needed.  There were 15 meetings of the board of directors of the Bank held during 2006.  No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Bank held during 2006 and the total number of meetings held by all committees of the Board on which the director served during such year.  During 2006, the board of directors of the Bank held two separate executive sessions of solely independent directors in accordance with the listing requirements of the Nasdaq Stock Market.

Regular meetings of the board of directors of the Corporation will be held on a monthly basis and special meetings will be held from time-to-time as needed.

The board of directors of the Bank and the Corporation have established various committees, including audit, corporate governance, nominating, compensation and forward planning committees.

Audit Committee.  The audit committee engages the Corporation’s external auditor and reviews with management, the internal auditor and the external auditors the Corporation’s systems of internal control.  In addition, the audit committee reviews with the external auditors and management the annual audited consolidated financial statements (including the Form 10-K), the quarterly Form 10-Q and monitors the Corporation’s adherence to accounting principles generally accepted in the United States of America for financial reporting.  The audit committee currently consists of Messrs. Stonier (Chairman), Cotter, Rainer and Woolard. The board of directors of the Bank adopted an audit committee charter in June 2000.

All of the members of the audit committee are independent as determined by the board of directors and as defined in the Nasdaq Stock Market’s listing standards and the regulations of the Securities and Exchange Commission (“SEC”).  Based upon its charter, the audit committee meets a minimum of four times each year.  In 2006, the audit committee met in regular session four times.  The audit committee reviews and reassesses this charter annually.  As a result of the most recent annual review, the Bank’s board adopted an updated audit committee charter in November 2006, a copy of which can be viewed on our website at www.allianceanytime.com.  The Corporation’s board has subsequently adopted this charter.

The board of directors have determined that Mr. Stonier, the chairman of the audit committee, meets the requirements adopted by the SEC in 2003 for qualification as an audit committee financial expert.  An audit committee financial expert is defined as a person who has the following attributes:  (i) an understanding of accounting principles generally accepted in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity or accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the board of directors in the absence of such identification.  Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the board of directors.  Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

Corporate Governance Committee.  The Bank established a corporate governance committee in July 2003 to, among other things, review the composition of the board, evaluate and make recommendations to the board of directors for the election of directors, recommend to the board and monitor compliance with the corporate governance guidelines established by the board and review the Bank’s ethics and compliance program. Currently, the members of this committee are Messrs. Rainer (Chairman), Carr and Stonier.  Each of these persons is independent within the meaning of the rules of the Nasdaq Stock Market.  The corporate governance committee operates pursuant to a written charter, which can be viewed on our website at www.allianceanytime.com. During 2006, the corporate governance committee met two times.

The corporate governance committee considers candidates for director suggested by its members and other directors, as well as management and stockholders.  The corporate governance committee also may solicit prospective nominees identified by it.  A stockholder who desires to recommend a prospective nominee for the board should notify the Corporation’s Corporate Secretary or any member of the corporate governance committee in writing with supporting material the stockholder considers appropriate.

The charter of the corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially.  The committee also may consider the extent to which the candidate would fill a present need on the board of directors.

Once the corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Nominating Committee.  The nominating committee is appointed at the January board meeting to serve for a one year period.  The nominating committee considers recommendations of the corporate governance committee for board nominees and vacancies. The nominating committee also considers whether to nominate any person nominated pursuant to the provision of the Corporation’s Bylaws relating to stockholder nominations, which is described under “Stockholder Nominations.”  The nominating committee charter requires that each member must be independent within the meaning of the listing standards of the Nasdaq Stock Market.  In addition, only those directors who are not eligible to be re-elected at an upcoming annual meeting are eligible to serve on the nominating committee. The current members of the nominating committee are Messrs. Cotter (Chairman), Raggi, and Stonier.

Forward Planning Committee.  The forward planning committee meets to discuss long-range planning considerations.  The forward planning committee, which currently consists of Messrs. Carr, Cirucci, Cotter, Stonier, Flatley, Meier and Hecht met once during 2006 primarily to discuss the reorganization and stock offering.

Compensation Committee.  The compensation committee meets on a periodic basis to review senior executive compensation including salaries, bonuses, perquisites, and deferred/retirement compensation.  In addition, the compensation committee assists the board of directors in carrying out its responsibilities with respect to overseeing the Corporation’s compensation policies and practices.  The compensation committee currently consists of Messrs. Cotter (Chairman), Raggi, Woolard, Flatley and Rainer.  The compensation committee met two times in 2006.  All of the current members of the committee are independent within the meaning of the listing standards of the Nasdaq Stock Market.  No member of the compensation committee is a current or former officer or employee of the Corporation, the Bank or the MHC.

The compensation committee’s charter sets forth the responsibilities of the compensation committee and reflects such committee’s commitment to create a compensation structure that incentivizes senior management and aligns the interests of senior management with those of our stockholders.  The compensation committee and the board periodically review and revise the compensation committee charter, as appropriate. The full text of the compensation committee charter is available on our website at www.allianceanytime.com. The compensation committee’s membership is determined by the board.

The compensation committee has exercised exclusive authority over the compensation paid to the Corporation’s President and Chief Executive Officer and reviews and approves salary increases and bonuses for all of the Corporation’s officers as prepared and submitted to the compensation committee by the President and Chief Executive Officer. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (cash bonus and stock-based awards), standard executive benefits, and retirement and severance benefits.

Although the compensation committee does not delegate any of its authority for determining executive compensation, the compensation committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the compensation committee.

Code of Ethics for Directors, Executive Officers and Financial Professionals

The board of directors has adopted a code of ethics for our directors, executive officers, including the chief executive officer and the chief financial officer, and financial professionals.  Our directors and officers are expected to adhere at all times to this code of ethics.  Failure to comply with this code of ethics is a serious offense and will result in appropriate disciplinary action.  We have posted this code of ethics on our Internet website at www.allianceanytime.com.

We will disclose on our Internet website at www.allianceanytime.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K, the nature of any amendment to this code of ethics (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethics, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethics that has been made known to any of our executive officers.

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed and discussed the audited consolidated financial statements with management.  The audit committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with audit committees,” as may be modified or supplemented.  The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent accountant, the independent accountant’s independence.  Based on the review and discussions referred to above in  this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Philip K. Stonier, Chairman
J. William Cotter, Jr.
G. Bradley Rainer
R. Cheston Woolard

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), as the independent registered public accounting firm to audit the Bank’s financial statements for the year ending December 31, 2006.  The audit committee considered the compatibility of the non-audit services provided to the Bank by Deloitte Entities in 2006 described below on the independence of Deloitte Entities from the Bank in evaluating whether to appoint Deloitte Entities to perform the audit of the Corporation’s financial statements for the year ending December 31, 2007.

The following table sets forth the aggregate fees paid by us to Deloitte Entities for professional services rendered by Deloitte Entities in connection with the audit of the Bank’s consolidated financial statements for 2006 and 2005, as well as the fees paid by us to Deloitte Entities for audit-related services, tax services and all other services rendered by Deloitte Entities to us during 2006 and 2005.

	Year Ended December 31,
	2006	2005
Audit fees (1)	$168,000	$138,750
Audit-related fees	—	—
Tax fees	—	—
All other fees (2)	197,825	—
Total	$365,825	$138,750

(1)                                  Audit fees consist of fees incurred in connection with the audit of our annual consolidated financial statements and the review of the interim consolidated financial statements included in our quarterly reports previously filed with the Federal Deposit Insurance Corporation.  The Corporation currently files all reports with the SEC.

(2)                                  Other fees consist of fees incurred in connection with the Corporation’s reorganization and stock offering.

The audit committee selects the Corporation’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Corporation.  The audit committee also reviews and separately pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the audit committee’s charter and policy on pre-approval of audit-related, tax and other services.  In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

Since, May 6, 2003, the effective date of SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte Entities was approved in advance by the audit committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives.  Our compensation committee has the responsibility for establishing and reviewing the Corporation’s compensation philosophy and objectives.  In this role, the compensation committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive.  Ultimately, the goal of the compensation committee is to provide our executive officers with appropriate annual and long-term compensation, both equity and non-equity based, to incentivize these officers and align their interests with those of our stockholders.  The compensation committee has not established a formula for allocating between cash and non-cash compensation because of the limited amount of non-cash compensation.  We refer to our President and Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officer during 2006 as our named executive officers.

Role of Executive Officers and Management.  The President and Chief Executive Officer provides recommendations to the compensation committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation.  These recommendations are then considered by the compensation committee.  The President and Chief Executive Officer generally attends compensation committee meetings but is not present for the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation.  When setting the compensation of our executive officers, the compensation committee analyzes market data provided by nationally recognized firms or services as well as peer group data with respect to each of our components of compensation.  The current compensation we provide to our executive officers primarily consists of the following:

•                                          annual base salary,

•                                          annual cash bonuses which are based on the achievement of annual performance objectives,

•                                          retirement benefits, and

•                                          perquisites and other personal benefits.

Base Salary.  The Corporation provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are designed so that a given position is compensated commensurate with the individual’s experience, performance and title within the organization.  The compensation committee is assigned the task of reviewing the named executives annually and making a recommendation to the board.  The Chief Executive Officer is reviewed each year in December.  All other officers are reviewed each year in May.  The Bank participated in and subscribed to two studies (one regional and one national study) performed by outside experts for 2006.  They were the L.R. Webber Annual Survey and America’s Community Bankers 33rd Annual Compensation & Benefits Survey.  The compensation committee compared the data from each survey.  Specifically, the committee considered base pay, benefits and other perquisites for each position in relation to our geographic area, the size of our institution, the type of charter and the complexity of the organization and duties assigned to each officer.  In each case the base pay ranges from slightly below, to slightly above, when compared to the midpoint or average for each officer as reported in the above referenced studies.  Merit increases normally take effect in December for the President and Chief Executive Officer and in May for all other officers.

During its review of base salaries for executives, the compensation committee primarily considers:

•             market data, including state and national salary surveys, data provided by outside consultants and salaries for executives at other financial institutions in our market area;

•             internal review of the executive’s compensation, both individually and relative to other officers;

•             individual performance of the executive;

•             qualifications and experience of the officer;

•             the size of the Corporation and the complexity of our operations; and

•             the financial condition and results of operations of the Corporation.

Salary levels are typically considered annually as part of the Corporation’s performance review process as well as upon a promotion or other change in job responsibility.  For 2006, salaries for the named executive officers increased between 6.7% and 10.0%, with Mr. Cirucci’s salary increasing by 9.0%, Mr. Meier’s salary increasing by 6.7%, and Mrs. Ricci’s salary increasing by 10.0%.

Incentive Cash Bonuses.  In addition to base salary, the Corporation has maintained a practice of paying incentive cash bonuses based on specific performance criteria as set forth in the annual budget.  The target bonus, expressed as a percentage of salary, and category weights assigned to each performance component are set by the board based on recommendations by the compensation committee.  The compensation committee uses various outside sources such as salary surveys and other statistical data in setting the target incentive rate. Individual components are reviewed annually along with the target bonus.  The weights assigned to each performance category may be adjusted from year to year to challenge the executives in the areas considered by the board to be more important.  Because the process is driven by the annual Bank budget, it is not considered necessary to set a minimum or maximum level as it is the intent of the board to reward exceptional performance above the target and to pay little or no bonus for substandard performance.

For 2006, the program components consisted of budgeted targets for net income, net interest income, noninterest income, noninterest expense, deposit growth and loan production.  Each program component was assigned a weight factor and the actual bonus assigned to that component was driven by the percent by which the target was exceeded or missed.  The target bonus for 2006 was 20% of an executive’s salary and the actual bonus was 19.55%.

Long-Term Compensation.  The compensation committee believes that, from a motivational standpoint, the use of stock-based compensation has contributed to the Corporation’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Corporation’s compensation program has consisted of grants of stock options. These grants were designed to provide incentives for long-term positive performance by the executive and other senior officers and to align their financial interests with those of the Corporation’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Corporation’s common stock which occurred after the date of grant of stock options.

In connection with the mutual holding company reorganization in 1995, the Bank implemented a stock option plan.  When this plan was approved by the Bank’s stockholders in 1996, the Bank made grants of substantially all stock options to its directors and executive officers to provide incentive for future performance.  All of the stock options previously granted to the named executive officers have vested and have been exercised or cancelled, resulting in contributions to overall compensation.  All stock options were granted with an exercise price equal to the fair market value of the Bank’s common stock on the date of grant.  As of December 31, 2006, there were no options outstanding or available for grant under the stock option plan.  The Corporation intends to adopt a new stock option plan and stock recognition and retention plan which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Corporation as an incentive to contribute to its success and reward key employees for outstanding performance.  Both plans will be subject to stockholder approval which may be obtained no earlier than July 31, 2007.

Retirement and Other Benefits.  We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through the ESOP and a Profit Sharing and 401(k) plan.  However, we have not provided matching contributions under the 401(k) plan for several years.  The Bank established the ESOP which previously acquired 91,875 shares of the Bank’s common stock on behalf of participants.  All of such shares have been allocated to participant’s accounts and were exchanged for shares of the Corporation’s common stock in the Reorganization.  In addition, the ESOP purchased 90,333 shares in the 2006 Offering.  The Bank also has a defined benefit pension plan for all full time employees who have attained the age of 21 years and have completed one year of service with the Bank.  In addition, the Bank currently maintains a supplemental executive retirement plan for Messrs. Cirucci and Meier and has entered into endorsement split dollar agreements with each of those officers.

We also offer various fringe benefits to all of our employees, including our named executive officers, on a non-discriminatory basis, including group policies for medical, dental, life and disability insurance.  Our Chief Executive Officer and Chief Financial Officer receive Corporation provided automobiles and the payment of club dues.  The compensation committee believes such benefits are appropriate and assist such officers in fulfilling their employment obligations.

Additional Components of Executive Compensation.  The Corporation and the Bank have also entered into employment agreements with Messrs. Cirucci and Meier and Mrs. Ricci. The purpose of the employment agreements is to retain for the benefit of the Corporation and Bank the talents of highly skilled officers who are integral to the development and implementation of the Corporation’s business.  Such agreements, as discussed in greater detail under “— Employment Agreements” provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events.  The severance payments of the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Corporation without undue concern over whether the transactions may jeopardize the executive officers’ own employment or impose financial hardship on him or her. The grounds under which severance payments are triggered in the employment agreements are similar to or the same as those included in many employment agreements for senior executive officers of comparable financial institutions.

For a description of potential payments under the agreements in the event of a termination of each of the named executive officer’s employment, see “— Potential Payments Upon Termination of Employment or a Change in Control.”

Stock Ownership Guidelines.  The Corporation has not established any formal policies or guidelines addressing expected levels of stock ownership by the named executive officers or for other executive officers.  However, due to purchases, the exercise of options and the allocation of shares under the Corporation’s ESOP, our named executive officers, as well as our directors and other employees, have a substantial equity interest in the Corporation.

Tax Deductibility of Pay.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1.0 million on the amount of compensation that the Corporation may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Stock options are performance-based compensation meeting those requirements and, as such, are fully deductible. Service-based only restricted stock awards are not considered performance-based compensation under Section 162(m) of the Code.

To date, Section 162(m) has not affected the ability of the Corporation to deduct the expense of the executive compensation paid. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy requiring all compensation to be deductible.

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Corporation or its subsidiaries for services rendered in all capacities during the last fiscal year to our named executive officers.

Name and Principal Position	Year	Salary(1)	Bonus	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Dennis D. Cirucci President and Chief Executive Officer	2006	$246,608	NA	$48,266	$163,595	$30,054	$488,523
Peter J. Meier Executive Vice President and Chief Financial Officer	2006	$156,654	NA	$30,635	$83,413	$17,387	$288,089
Suzanne J. Ricci Senior Vice President and Chief Technology Officer	2006	$106,654	NA	$20,858	$12,698	$5,749	$145,959

(1)                                  We periodically review, and may increase, base salaries in accordance with the terms of employment agreements or Alliance Bancorp’s normal annual compensation review for each of our named executive officers.  Annual base salaries as of the date of this proxy statement are as follows:  Mr. Cirucci: $267,000, Mr. Meier: $160,000 and Ms. Ricci: $110,000.

(2)                                  Reflects bonuses paid in February 2007 for 2006 under the Bank’s incentive bonus program.

(3)                                  Reflects the increase in the actuarial present value of the named executive officer’s accumulated benefits under the Corporation’s defined benefit pension plan and supplemental executive retirement plan at the relevant measurement date used for financial reporting purposes for 2006 compared to 2005. None of the named executive officer’s received any above market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(4)                                  Includes, with respect to Messrs. Cirucci and Meier, life insurance premiums paid by the Bank under the endorsement split dollar agreements with such executive officers, club dues, automobile expenses and tax reimbursements related to their supplemental executive retirement plans.  Also includes forfeiture allocations in 2006 to each executive’s ESOP account.

Grants of Plan-Based Awards

The following table reflects the target payouts for 2006 for the named executive officers under the Corporation’s incentive bonus program.

Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
	Threshold	Target(1)	Maximum
Dennis D. Cirucci President and Chief Executive Officer	$NA	$49,322	$NA
Peter J. Meier Executive Vice President and Chief Financial Officer	$NA	$31,331	$NA
Suzanne J. Ricci Senior Vice President and Chief Technology Officer	$NA	$21,331	$NA

(1)                                  The actual incentive bonus paid to Messrs. Cirucci and Meier and Mrs. Ricci was $48,266, $30,635 and 20,858, respectively, as reflected in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End

None of the named executive officers had any outstanding equity awards as of December 31, 2006.

Option Exercises and Stock Vested

None of the named executive officers exercised any outstanding options or had any restricted stock vest during 2006.

Employment Agreements

Alliance Bank has entered into employment agreements with Messrs. Cirucci and Meier, dated June 21, 2001, and with Mrs. Ricci, dated May 20, 2004.  The employment agreements with Messrs. Cirucci and Meier have a term of three years and Ms. Ricci’s agreement has a one-year term.  The terms will be extended annually thereafter unless either Alliance Bank or the executive gives notice at least 60 days prior to the annual anniversary date that the agreement shall not be extended.  Under the terms of the employment agreements, the executives receive an initial annual base salary which is reviewed from time to time by the Board of Directors.  The executives are entitled to participate in Alliance Bank’s benefit plans and programs and receive reimbursement for reasonable business expenses.  Each of the employment agreements is terminable with or without cause by Alliance Bank.  The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the executive or termination by Alliance Bank for cause other than for disability, retirement, death or good reason, as defined in the agreement.  In the event of the officer’s termination due to retirement or disability, Alliance Bank will continue to provide life, medical, dental and disability coverage for the remaining term of the agreement.  In the event of the officers’ death during the term of the agreement, Alliance Bank will continue to provide medical and dental coverage to the officer’s surviving spouse until age 65, or, in the case of Ms. Ricci,  for the remaining term of the agreement.

In the event that (1) the executive terminates his or her employment because of failure to comply with any material provision of the employment agreement by Alliance Bank or (2) the employment agreement is terminated by Alliance Bank other than for cause, disability, retirement or death, the executive will be entitled to the payment of three times the executive's average annual compensation, as defined in the agreement, and one times in the case of Mrs. Ricci, as cash severance.  In addition, the executive would continue to receive benefits under all employee plans for the remainder of the term of the agreement, or in the case of Mrs. Ricci, for one year, or until the executive's full time employment with another employer.  In the event that the executive's employment is terminated in connection with a change in control, as defined, for other than cause, disability, retirement or death or the executive terminates his or her employment as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control, as defined, the executive will be entitled to a cash severance amount equal to three times his or her average annual compensation, as defined, and the maintenance, as described above, of the employee benefit plans for the remainder of the term of the agreement or until the executive's full-time employment with another employer that provides similar benefits.

A change in control generally is defined in the agreements to include any change in control of Alliance Bank required to be reported under the federal securities laws, as well as (i) the acquisition by any person, other than Alliance Mutual Holding Company, of 20% or more of Alliance Bank's outstanding voting securities and (ii) a change in a majority of our directors during any three-year period without the approval of at least two-thirds of the persons who were directors at the beginning of such period, provided, however, that a change in control was not deemed to have occurred following the Reorganization.

The agreements with Messrs. Cirucci and Meier also provide that in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code, and such payments will cause the executive officer to incur an excise tax under the Internal Revenue Code, Alliance Bank shall pay the executive officer an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax.  In the case of Mrs. Ricci, benefits under the employment agreement will be reduced to the extent necessary to ensure that the executive does not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code.

Although the above-described employment agreements could increase the cost of any acquisition of control of Alliance Bancorp, we do not believe that the terms thereof would have a significant anti-takeover effect.

Potential Payments upon Termination of Employment or a Change in Control

The following table describes the potential payments to Dennis D. Cirucci, President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	581,572	581,572	—		—
Medical and dental benefits (d)	—	—	14,686	14,686	9,709	(m)	9,709	(m)
Other welfare benefits (e)	—	—	14,711	14,711	14,711	(m)	14,711	(m)
Club dues (f)	—	—	10,700	10,700	—		—
Automobile expenses (g)	—	—	8,258	8,258	—		—
Profit sharing plan allocations (h)	—	—	20,118	20,118	—		—
§280G tax gross-up (i)	—	—	—	231,533	—		—

Total payments and benefits (j)	$—	$—	$650,045	$881,578	$24,420		$24,420

The following table describes the potential payments to Peter J. Meier, Executive Vice President and Chief Financial Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)

Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	391,943	391,943	—		—
Medical and dental benefits (d)	—	—	44,504	44,504	31,150	(m)	—	(m)
Other welfare benefits (e)	—	—	12,164	12,164	12,164	(m)	—	(m)
Club dues (f)	—	—	2,888	2,888	—		—
Automobile expenses (g)	—	—	4,043	4,043	—		—
Profit sharing plan allocations (h)	—	—	15,830	15,830	—		—
§280G tax gross-up (i)	—	—	—	179,077	—		—

Total payments and benefits (j)	$—	$—	$471,372	$650,449	$43,314		$—

(footnotes on following page)

The following table describes the potential payments to Suzanne J. Ricci, Senior Vice President and Chief Technology Officer, upon an assumed termination of employment or a change in control as of December 29, 2006.

Payments and Benefits	Voluntary Termination	Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason Absent a Change in Control	Change in Control With Termination of Employment	Death or Disability (k)		Retirement (l)
Accrued vacation pay (a)	$—	$—	$—	$—	$—		$—

Severance payments and benefits: (b)
Cash severance(c)	—	—	72,967	218,900	—		—
Medical and dental benefits (d)	—	—	17,220	7,297	5,107	(m)	—	(m)
Other welfare benefits (e)	—	—	999	423	423	(m)	—	(m)
Club dues (f)	—	—	—	—	—		—
Automobile expenses (g)	—	—	—	—	—		—
Profit sharing plan allocations (h)	—	—	4,252	1,786	—		—
§280G cut-back (i)	—	—	—	(28,581)	—		—

Total payments and benefits (j)	$—	$—	$95,438	$199,825	$5,530		$—

(a)                                  If an executive’s employment is terminated for any reason, we currently do not make any payments for accrued but unused vacation time.

(b)                                 These severance payments and benefits are payable if the employment of Mr. Cirucci, Mr. Meier or Ms. Ricci is terminated prior to a change in control either (i) by the Company or the Bank for any reason other than cause, disability, retirement or death or (ii) by such executives if the Company or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if an executive’s employment is terminated during the term of the executive’s employment agreement following a change in control.

(c)                                  For each of Mr. Cirucci, Mr. Meier and Ms. Ricci, represents a lump sum amount equal to three times the sum of the executive’s average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs, plus amounts deferred at the election of the executive, except that the amount in the Involuntary Termination column for Ms. Ricci represents a lump sum cash payment equal to one times the sum of her average taxable income from the Company and the Bank for the five years preceding the year in which the date of termination occurs, plus amounts deferred at her election during such period.

(d)                                 Represents the estimated present value cost of  providing continued medical and dental coverage to each of the executives for the remaining term of the executive’s employment agreement at no cost to the executives, except that the amount in the Involuntary termination column for Ms. Ricci  represents the costs for one year and except as otherwise noted below.  In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits.  If the employment of the executives is terminated due to disability or retirement, continued insurance coverage will be provided as discussed in Note (m) below.  The estimated costs assume a 10% increase per year in 2008 and 2009.

(e)                                  Represents the estimated present value cost of providing continued life and long-term disability coverage to each of the executives for the remaining term of the executive’s employment agreement at no cost to the executives, except that the amount in the Involuntary Termination column for Ms. Ricci represents the costs for one year and except as otherwise set forth in Note (m)

                                                below.  In each case, the benefits will be discontinued if the executive obtains full-time employment with a subsequent employer which provides substantially similar benefits.  The estimated costs assume the current insurance premiums or costs increase by 10% in each of 2008 and 2009.

(f)                                    Represents the estimated costs of paying club dues for each of Messrs. Cirucci and Meier for the remaining term of their employment agreements, based on the amounts paid in 2006.  The amounts have not been discounted to present value.

(g)                                 Represents the estimated costs of paying automobile related expenses for Messrs. Cirucci and Meier for the remaining term of their employment agreements, based on the amounts paid by the Bank in 2006, excluding depreciation costs.  The amounts have not been discounted to present value.

(h)                                 Represents a lump sum payment equal to the value of the allocations that would have been made to each executive’s profit sharing plan account during the remaining term of the executive’s employment agreement, based on the amounts allocated in 2006, except that the amount in the Involuntary Termination column for Ms. Ricci represents the amount for one year.

(i)                                     The payments and benefits to Messrs. Cirucci and Meier in the change in control column are subject to a 20% excise tax to the extent the parachute amounts associated therewith under Section 280G of the Code equal or exceed three times the executive’s average taxable income for the five years ended prior to the year in which the change in control occurs.  Their payments exceed their applicable threshold.  If a change in control was to occur, the Company believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done.  However, if the excise tax cannot be avoided, then the Company has agreed in its employment agreements with Messrs. Cirucci and Meier to pay the 20% excise tax and the additional federal, sate and local income taxes and excise taxes on such reimbursement in order to place such executives in the same after-tax position they would have been in if the excise tax had not been imposed. The amount of their gross-up payments have been shown in their tables.  If the parachute amounts associated with the payments and benefits to Ms. Ricci in the change in control column equal or exceed three times her average taxable income for the five years ended prior to the year in which the change in control occurs, such payments and benefits will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax that would otherwise be imposed.  The amount of her reduction is shown in her table.  If the timing of the change in control permitted tax planning to be done, the Company believes that the amount of the cut-back could be reduced or even eliminated.

 (j)                                  Does not include the value of the vested benefits to be paid under our defined benefit pension plan, our profit sharing plan, our 401(k) plan and our ESOP.  See the tables under “— Benefit Plans” below.  Also does not include the value of earned but unpaid salary and reimbursable expenses.

(k)                                  If the employment of Mr. Cirucci, Mr. Meier or Ms. Ricci had been terminated due to death as of December 29, 2006, his or her beneficiaries or estate would have received death benefits of approximately $1.1 million, $658,000 and $310,000, respectively, including amounts payable pursuant to bank owned life insurance policies. The death benefits for Messrs. Cirucci and Meier include $630,000 and $333,000, respectively, payable pursuant to bank owned life insurance policies, which amounts increase each year through age 59.  When Messrs. Cirucci and Meier reach age 60, their estate or beneficiaries will no longer be entitled to any payments under our bank owned life insurance policies, as the SERP benefits described in Note (l) below will become payable.  If the employment of Mr. Cirucci, Mr. Meier or Ms. Ricci had been terminated due to disability, Mr. Cirucci, Mr. Meier and Ms. Ricci would have received disability benefits of approximately $11,600, $10,300 and $6,400, respectively, per month, in addition to the disability benefits payable under our defined benefit pension plan as described in Note (l) below and the continuation of various welfare benefits as described in Note (m) below.  Disability benefits are payable for as long as the executive remains disabled, up to age 65.

(l)                                     The Company has a defined benefit pension plan covering each eligible employee, including Messrs. Cirucci and Meier and Ms. Ricci.  Under the retirement plan, the normal retirement benefit upon reaching age 65 is an annual benefit payable in monthly installments and is payable each year for life.  As of December 31, 2006, the projected annual benefit at age 65 for Messrs. Cirucci and Meier and Ms. Ricci was approximately $77,200 $21,900 and $25,700, respectively.  The normal retirement benefit is reduced in the event of early retirement.  Only Mr. Cirucci was eligible for early retirement as of December 29, 2006, and if his employment had terminated as of such date due to early retirement, his annual benefit would have been approximately $37,700. The disability benefits under the retirement plan are an amount equal to the executive’s unreduced normal retirement benefit and are payable up until normal retirement age. For the present value of the accumulated benefits of Messrs. Cirucci and Meier and Ms. Ricci under the Retirement Income Plan, see the table under “— Benefit Plans — Retirement Plan” below.  Under our supplemental executive retirement plan (the “SERP”), Messrs. Cirucci and Meier will receive an annual retirement benefit of $108,261 and $72,263, respectively, if they retire on or after age 60 or become disabled.  In the event of early retirement before age 60, Messrs. Cirucci and Meier will begin receiving their accrued SERP benefit upon reaching age 60.  As of December 29, 2006, the accrued SERP benefits for Messrs. Cirucci and Meier were annual benefits of $108,261 and $44,284, respectively.  In the event of a change in control, Messrs. Cirucci and Meier will receive the present value of their vested accrued SERP benefits in a lump sum.  For the present value of the accumulated SERP benefits of Messrs. Cirucci and Meier, see the table under “— Benefit Plans — Supplemental Executive Retirement Plan” below.

 (m)                            If the employment of Messrs. Cirucci or Meier or Ms. Ricci is terminated due to disability or retirement on or after age 55, subject to board approval for early retirement, the Company and the Bank will provide continued medical, dental, life and disability coverage substantially identical to the coverage provided immediately prior to the executive’s termination of employment. The coverage will continue for the then remaining term of the employment agreement, with the executive paying the employee share of the premium costs.  Only Mr. Cirucci had reached age 55 as of December 29, 2006, and his table assumes the board approved early retirement.  If Messrs. Cirucci or Meier die during the term of their employment agreement, Messrs. Cirucci’s and Meier’s spouse (if married) will receive continued medical and dental coverage until the spouse reaches age 65.  If Ms. Ricci dies during the term of her employment agreement, her spouse will receive continued medical and dental coverage for the remaining term of her employment agreement.  If the executives had died as of December 29, 2006, the estimated present value of the spousal benefits were approximately $0 for Mr. Cirucci, $214,000 for Mr. Meier and $5,100 for Ms. Ricci, assuming the current premium costs increased by 10% each year.

Benefit Plans

Retirement Plan.  Alliance Bank maintains the Alliance Bank Retirement Income Plan, a non-contributory defined benefit pension plan qualified under the Employee Retirement Income Security Act of 1974, as amended.  Employees become eligible to participate in the retirement plan upon the attainment of age 21 and the completion of one year of eligibility service.  For purposes of the retirement plan, an employee earns one year of eligibility service upon the completion of 1,000 hours of service within a one-year eligibility computation period.  An employee’s first eligibility computation period is the one-year period beginning on the employee’s date of hire.

The retirement plan provides for a monthly benefit upon a participant’s retirement at the age of 65.  A participant may also receive a benefit on his or her early retirement date, which is the date on which he or she attains age 55, completes ten years of vesting service and such early retirement is approved by the Board.  Benefits received prior to a participant’s normal retirement date are reduced by certain factors set forth in the retirement plan.  Participants become fully vested in their benefits under the retirement plan upon the completion of five years of vesting service as well as upon the attainment of normal retirement age (age 65).

The table below shows the present value of accumulated benefits payable to the named executive officers, including the number of years of credited service, under the retirement plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name(1)	Number of Years Credited Service	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year(3)
Dennis D. Cirucci, President and Chief Executive Officer	Alliance Bank Retirement Income Plan	23	$540,825	—
Peter J. Meier, Executive Vice President and Chief Financial Officer	Alliance Bank Retirement Income Plan	10	122,948	—
Suzanne J. Ricci, Senior Vice President and Chief Technology Officer	Alliance Bank Retirement Income Plan	17	69,525	—

(1)           A multiple employer tax-qualified defined benefit plan.

(2)           Reflects value as of December 31, 2006.

(3)           No named executive officer received any such payments during 2006.

Supplemental Executive Retirement Plan.  Alliance Bank currently maintains a supplemental executive retirement plan for Messrs. Cirucci and Meier.  The supplemental retirement plan provides supplemental annual payments for the life of the participant commencing upon retirement.  The supplemental annual payments under this plan are $108,261 and $72,263 for Messrs. Cirucci and Meier, respectively.  If an executive has less than 18 years of service at the time of retirement, the annual payments are pro-rated.

The following table sets forth certain information with respect to the supplemental executive retirement plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year(2)
Dennis D. Cirucci, President and Chief Executive Officer	Supplemental Executive Retirement Plan	18(3)	$1,076,012	—
Peter J. Meier, Executive Vice President and Chief Financial Officer	Supplemental Executive Retirement Plan	11	358,963	—

(1)           Reflects value as of December 31, 2006.

(2)           No named executive officer received any such payments during 2006.

(3)           Represents the maximum number of years of service that can be credited.

Endorsement Split Dollar Agreements. Alliance Bank has purchased insurance policies on the lives of Messrs. Cirucci and Meier, and has entered into endorsement split dollar agreements with each of those officers. The policies are owned by Alliance Bank. Under the agreements with the named executive officers, upon an officer’s death while he or she remains employed by Alliance Bank or after a termination of employment, the death benefits under the insurance policies on the officer’s life in excess of the cash surrender value will be paid to the officer’s beneficiary.  Alliance Bank will receive the full cash surrender value, which is expected to reimburse Alliance Bank in full for its life insurance investment.

The endorsement split dollar agreements may be terminated at any time by the Bank or the officer or by the Bank upon the officer’s termination of service to the Bank.  Upon termination, the Bank may surrender the policy and collect the cash surrender value, substitute a new officer under the policy or, with the officer’s consent, transfer the policy to the officer.

Director Compensation

During the year ended December 31, 2006 each non-employee member of the board of directors of the Bank received $600 for each meeting attended.  In addition, Mr. Hecht, as Chairman of the Board, received an annual retainer of $60,000 and each non-employee director, including Mr. Hecht, received an annual retainer of $10,000.  The committee chairman and non-employee board members received an additional fee of $500 and $400, respectively, for each committee meeting attended during 2006, except that the Chairman of the Board receives no committee fees.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Change in Pension Value and Nonqualified Deferred Compensation Earnings(1)	All Other Compensation		Total
James S. Carr	$18,500	$(2,073)	$—		$16,427
J. William Cotter, Jr.	20,200	(9,185)	—		11,015
Timothy E. Flatley	19,400	1,520	—		20,920
William E. Hecht	77,800	1,537	141,393	(2)	220,730
John A. Raggi	18,600	(5,023)	—		13,577
G. Bradley Rainer	20,800	1,093	—		21,893
Philip K. Stonier	21,000	999	—		21,999
R. Cheston Woolard	20,200	1,327	—		21,527

(1)                                  Represents increase (decrease) in accrued benefit under the Directors’ Retirement Plan at December 31, 2006 compared to December 31, 2005.

(2)                                  Includes the annual payment of $104,016 pursuant to Mr. Hecht’s supplemental executive retirement plan, post-retirement health insurance premiums of $13,832, tax reimbursements related to Mr. Hecht’s supplemental executive retirement plan, club dues and automobile expenses.

Directors’ Retirement Plan.  The board of directors of Alliance Bank adopted a Directors’ Retirement Plan and Trust Agreement in order to provide retirement benefits to non-employee directors who have provided expertise in enabling Alliance Bank to experience successful growth and development.  The Directors’ Retirement Plan was adopted by stockholders at the 1996 Annual Meeting of Alliance Bank.

Each current and future non-employee member of the board of directors is eligible to participate in the Directors’ Retirement Plan, which provides directors with an accrued benefit in an amount equal to the number of months served as a director of Alliance Bank multiplied by $150.  For purposes of determining a director’s accrued benefit, months of service prior to the adoption of the Directors’ Retirement Plan were recognized.  The Directors’ Retirement Plan provides that the Bank may utilize a trust to fund its obligations.  The amount of the retirement benefit actually received under the Directors’ Retirement Plan shall equal the value of the investments on behalf of such individual as reflected in his account balance.

Under the Directors’ Retirement Plan Trust, the trustee is given limited investment choices.  Specifically, the trustee may invest trust assets in common stock of the Corporation, interest bearing accounts at the Bank, including certificates of deposit with the Bank, U.S. governmental securities and agencies thereof and funds that invest in such securities.  The trust also allows the trustee to establish investment options consistent with the foregoing investment authority which the Bank may provide to its directors so that they may express their investment preferences.  The trustee, however, retains ultimate investment authority over trust assets.  The trustee is an independent third party trustee with respect to the Bank.

A director shall receive his retirement benefit in the form of a lump sum payment on his retirement date, which is the first day of the quarter following the date of his retirement from service as a member of the board of directors.  The Directors’ Retirement Plan provides that if a director dies prior to his retirement date, the Bank shall pay the director’s retirement benefit to the director’s designated beneficiary, and in the absence of such designated beneficiary, to the director’s estate.

Retirement Agreement.  The Bank entered into a Retirement Agreement with William E. Hecht, the former Chief Executive Officer of the Bank.  The terms of the retirement agreement provide that the Bank will maintain $300,000 in life insurance coverage until age 85, provide Mr. Hecht and his spouse with medical coverage to age 65 unless he should obtain other employment which provides similar medical coverage.  In addition, so long as Mr. Hecht serves as Chairman of the Board of Directors, the Bank will continue to provide certain perquisites, including an office at the Bank’s headquarters, club membership, an automobile and other benefits.

Indebtedness of Management

The Bank’s policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.  As of December 31, 2006, the Bank’s directors and executive officers had loans outstanding totaling $437,162 in the aggregate.  All such loans were made by the Bank in the ordinary course of business and were not made with favorable terms nor did they involve more than the normal risk of collectibility.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

J. William Cotter, Jr., Chairman

John A. Raggi

R. Cheston Woolard

G. Bradley Rainer

Timothy E. Flatley

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires the Corporation’s officers and directors, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market.  Officers, directors and greater than 10% stockholders are required by regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Bank, the Bank believes that during, and with respect to, 2006, all Section 16(a) filing requirements applicable to its officers and directors were complied with.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Corporation has appointed Deloitte & Touche LLP,  independent certified public accountants, to perform the audit of the Corporation’s consolidated financial statements for the year ending December 31, 2007, and has further directed that the selection of Deloitte & Touche LLP be submitted for ratification by the stockholders at the Annual Meeting.  The Corporation has been advised by Deloitte & Touche LLP that neither that firm nor any of its associates has any relationship with the Corporation other than the usual relationship that exists between independent public accountants and clients.  Deloitte & Touche LLP will have a representative at the Annual Meeting who will have an opportunity to make a statement, if he or she so desires, and who will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2007.

STOCKHOLDER PROPOSALS AND STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposal which a stockholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Stockholders of the Corporation, which is expected to be held in April 2008, must be received at the main office of the Corporation no later than December 1, 2007.  If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for the next Annual Meeting of Stockholders.  It is urged that any such proposals be sent by certified mail, return receipt requested.

Stockholder proposals which are not submitted for inclusion in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article VII, Section 15 of the Corporation’s Bylaws, which provides that any new business to be taken up at the annual meeting must be stated in writing and filed with the secretary of the Corporation at least five days before the date of the annual meeting.

The board of directors has adopted a process by which stockholders may communicate directly with members of the board.  Stockholders who wish to communicate with the board may do so by sending written communications addressed to the board of directors, c/o Kathleen Lynch, Corporate Secretary, Alliance Bancorp, Inc. of Pennsylvania, 541 Lawrence Road, Broomall, Pennsylvania 19008.

ANNUAL REPORTS AND FINANCIAL STATEMENTS

A copy of the Corporation’s Annual Report to Stockholders for the year ended December 31, 2006 accompanies this proxy statement.  Such annual report is not part of the proxy solicitation materials.

UPON RECEIPT OF A WRITTEN REQUEST, THE CORPORATION WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AND A LIST OF THE EXHIBITS THERETO REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE EXCHANGE ACT.  SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO ALLIANCE BANCORP, INC. OF PENNSYLVANIA, 541 LAWRENCE ROAD, BROOMALL, PENNSYLVANIA 19008 ATTENTION: CORPORATE SECRETARY.  THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on the board of directors of the Corporation to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting.  Management is not aware of any business that may properly come before the Annual Meeting other than those matters described above in this proxy statement.  However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of solicitation of proxies will be borne by the Corporation.  The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock.  In addition to solicitations by mail, directors, officers and employees of the Corporation may solicit proxies personally or by telephone without additional compensation.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF  ALLIANCE BANCORP, INC. OF PENNSYLVANIA (THE “COMPANY”) FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 25, 2007 AND ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders to be held at the Drexelbrook Conference Center, 4700 Drexelbrook Drive, Drexel Hill, Pennsylvania, on April 25, 2007, at 10:00 a.m., local time, and at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1.                                       Election of Directors

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD authority to vote for all nominees listed below

Nominees for three-year term:      James S. Carr, G. Bradley Rainer and R. Cheston Woolard.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write the name of the nominee in the space provided below.)

2.                                       Proposal to ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote FOR the Board of Directors’ nominees listed above and FOR Proposal 2.  Shares of common stock of the Company will be voted as specified.  If no specification is made, shares will be voted for the election of the Board of Directors’ nominees to the Board of Directors and for Proposal 2, and otherwise at the discretion of the proxies.  This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company.  This proxy may be revoked at any time before it is exercised.

The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of the Stockholders of the Company called for April 25, 2007, a Proxy Statement for the Annual Meeting and the 2006 Annual Report to Stockholders.

Date

Signature(s)

Note: Please sign exactly as your name appears on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.